EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
Item 77D

The investment objective of the ASAF T. Rowe Price
International Equity Fund was changed to long-term growth of capital. The prior objective was total return from growth of capital and income.

Disclosure for the ASAF INVESCO Equity Income Fund was revised to indicate that capital growth is an investment objective of the Fund in addition to current income. The disclosure for the Fund was revised so that 65% of its assets will be invested in common and preferred stocks rather than solely common stocks. Also, permissible investment in equity securities that do not pay regular dividends was increased to 30% from 10%. Disclosure was removed that limited the Fund to investments only in marketable common stocks and equity securities.

Disclosure was added to the ASAF PIMCO Total Return
Bond Fund to allow it to engage in short sales "against the box."

The investment policies of the Registrant's series are described in detail in the prospectus and Statement of Additional Information for the Registrant included as part of Post-Effective Amendment No. 11 to the Registrant's registration statement filed on June 9, 2000.



EXHIBIT B:
Item 77O

On November 9, 1999, the ASAF American Century
Strategic Balanced Fund of the Registrant purchased 1,600 shares of United Parcel Service, Inc. common stock from Morgan Stanley & Co., Inc. in an underwritten offering of 109,400,000 shares of such stock in which J.P. Morgan & Co., an affiliate of the Funds' sub-adviser, was a member of the selling syndicate. The Funds purchased the security at the public offering price of $50.00 per share.

On February 3, 2000, the ASAF Neuberger Berman Mid-Cap Growth Fund of the Registrant purchased 300 shares of Dobson Communications Corp. Class A common stock from Lehman Brothers, Inc. in an underwritten offering of 25,000,000 shares of such stock in which Neuberger Berman, LLC, an affiliate of the Funds' sub-adviser, was a member of the selling syndicate. The Funds purchased the security at the public offering price of $22.00 per share.

On February 7, 2000, the ASAF American Century
Strategic Balanced Fund of the Registrant purchased 300 shares of Kerr-McGee Corporation common stock from Goldman
Sachs in an underwritten offering of 7,500,000 shares of such stock in which J.P. Morgan & Co., an affiliate of the Funds' sub-adviser, was a member of the selling syndicate.
The Funds purchased the security at the public offering price of $50.06 per share.

At its April 18, 2000 and June 2, 2000 meetings, the
Registrant's Board of Directors made the determinations required by rule 10f-3 under the Investment Company Act of 1940 for the transactions listed above based on information with regard to compliance with rule 10f-3 and the Registrant's rule 10f-3 procedures that was provided to it by the Funds' Investment Manager, which in turn had been provided to the Investment Manager by each Fund's Sub-advisor.



EXHIBIT C:
Item 77 Q. 1

Articles Supplementary of Registrant dated February 16, 2000 is incorporated by reference to Exhibit a(8) of Post-
Effective Amendment No.10 to the Registrant's Registration
Statement filed on March 2, 2000.

The Investment Management Agreement between the Registrant and American Skandia Investment Services, Incorporated with respect to the ASAF Kemper Small-Cap Growth Fund is incorporated by reference to Exhibit d(5) to Post-Effective
Amendment No. 9 to the Registrant's Registration Statement filed on January 14, 2000.

The Sub-advisory Agreement between American Skandia
Investment Services, Incorporated and Scudder Kemper
Investments, Inc. with respect to the ASAF Kemper Small-Cap
Growth Fund is incorporated by reference to Exhibit d(25) to Post-Effective Amendment No. 9 to the Registrant's
Registration Statement filed on January 14, 2000.